[TRANSLATED FROM THE HEBREW]

MINISTRY OF JUSTICE	REGISTRAR OF COMPANIES

[EMBLEM OF THE STATE OF ISRAEL]
THE STATE OF ISRAEL
THE COMPANIES LAW, 5759-1999

CERTIFICATE OF CHANGE OF COMPANY’S NAME

By virtue of my authority pursuant to section 31 (b) of the Companies Law, 5759-1999, I give approval to

VERTICON LTD

to change its name and it shall henceforth be called

IncrediMail Ltd

28th November 2000
1st Kislev 5761

Given under my hand in Jerusalem

28th November 2000
1st Kislev 5761

[Seal * Ministry of Justice * Registrar of Companies]
(Signed)
Kap Wualwual, Adv.
pp The Registrar of Companies

Company No. 512849498

Word Power LTD, The Professional Legal Translators, Tel. 09-7444041; Fax. 09-7455327